AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FMG ACQUISITION CORP.,

UNITED SUBSIDIARY CORP.

AND

UNITED INSURANCE HOLDINGS LC

Dated as of April 2, 2008

INDEX

Defined Term	Page
Acquisition Proposal
Action
Additional Consideration
affiliate
Affiliate Transaction
Agreement
Amended Member Agreement
Antitrust Laws
Articles
Board
Burdensome Condition
Business Day
Cash Consideration
Certificate of Incorporation
Articles of Merger
Certifications
Claim Notice
Closing
Closing Date
Code
Common Stock
Company
Company Actuarial Analyses
Company Disclosure Schedule
Benefit Plans
Company Financials
Company Indemnified Party
Company Intellectual Property
Company Material Adverse Effect
Company Material Contract
Company Permits
Company Producers
Company Real Property
Company Reinsurance Agreements
Company SAP Statements
Company Subsidiary
Confidentiality Agreement
Consent
Damages
DGCL
Director
Dissenting Membership Interest

DOJ
DOL
Effective Time
Encumbrances
Enforceability Exceptions
Entity Equity Holders
Entity Lock Up Agreement
Environmental Laws
ERISA
ERISA Affiliate
Exchange Act
Exchange Fund
Exclusivity Period
Executive Lock Up Agreement
Expenses
Florida Act
FTC
GAAP
Governmental Authority
Hazardous Substance
Indebtedness
Indemnitee
Indemnitor
Initial Consideration
Intellectual Property
IPO Warrant Agreement
IPO Warrants
IRS
knowledge
Law
Lock Up Agreement
Licensed Intellectual Property
Member
Member Agreement
Membership Interest
Merger
Merger Consideration
Merger Sub
Net Income
Net Income Target
Off-the-Shelf Software Agreements
Order
Parent
Parent Disclosure Schedule
Parent Executive
Parent Indemnified Party

Parent Material Adverse Effect
Parent Material Contracts
Parent Representatives
Parent SEC Reports

Party
Paying Agent
Period One
Period Two
Permitted Encumbrances
Person
Prospectus
Proxy Statement
Registration Statement
Representatives
Requisite Regulatory Approvals
SAP
Sarbanes Oxley Act
SEC
Secretary of State
Securities Act
Special Meeting
SSAP No. 62
Stock Consideration
subsidiary
Surviving Company
Required Company Vote
Required Parent Vote
Takeover Laws
Tax
Tax Returns
Tenant Leases
Terminating Company Breach
Terminating Parent Breach
Termination Date
Trust Account
Trust Agreement
Trust Fund
Trustee

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 2, 2008 by and among United Insurance Holdings LC, a Florida limited liability company (the “Company”), FMG Acquisition Corp., a Delaware corporation (“Parent”), and United Subsidiary Corp., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub”).  Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

A.           Parent, Company, and Merger Sub intend to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding membership interest of the Company (the “Membership Interest”) will automatically be exchanged into the right to receive the Merger Consideration (as defined herein), without interest, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”) and the Florida Limited Liability Company Act (the “Florida Act”), each as amended.

B.           The individuals constituting the board of managers or directors of the Company (each a “Director” and collectively the “Board”) and the members of the Board of Directors of each of Parent and Merger Sub have unanimously approved this Agreement and the Merger and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of the Company, Parent and Merger Sub.

C.  The Board has resolved to recommend that its members adopt this Agreement, and the Board of Directors of Parent has resolved to recommend that its stockholders adopt this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

 1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Act and the FBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving company in the Merger (the “Surviving Company”), shall continue its limited liability company existence under the laws of the State of Florida as a wholly owned subsidiary of Parent.  It is not intended that the Merger shall be a tax free purchase and sale of the Membership Interest for federal, state and local Tax purposes.

 1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1_and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of the respective Closing documents at 10:00 a.m. local time no later than the third Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of the State of Florida (the “Secretary of State”) articles of merger in accordance with the Florida Act and the FBCA (referred to collectively herein as the “Articles of Merger”) executed in accordance with the relevant provisions of the Florida Act and the FBCA and shall make all other filings or recordings required under the Florida Act, the FBCA and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in order to effect the Merger.  The Merger shall become effective upon the filing of the Articles of Merger or at such other time as is agreed by the Parties hereto and specified in the Articles of Merger.  The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c)  From and after the Effective Time, except as otherwise expressly set forth herein, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

 1.3 Exchange of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of Merger Sub or the Company:

(a) All of the Membership Interest issued and outstanding immediately prior to the Effective Time (other than Dissenting Membership Interest) shall automatically be converted into the right to receive an aggregate of:

(i) Twenty Five Million Dollars ($25,000,000) in cash (the “Cash Consideration”) payable, without interest, to the holders of Membership Interest of the Company (individually, a “Member” and collectively, the “Members”) in accordance with the allocation set forth in Exhibit A;

(ii) In addition to Section 1.3(a)(i), Eight Million Seven Hundred Fifty Thousand (8,750,000) shares of Parent common stock, par value $0.0001 per share (the “Common Stock”), issuable to the Members in accordance with the allocation set forth in Exhibit A (the “Stock Consideration”) (the Cash Consideration and Stock Consideration, collectively, the “Initial Consideration”); and

(iii) In addition to Sections 1.3(a)(i)-(ii) and subject to Section 1.4, up to Five Million Dollars ($5,000,000) in cash (the “Additional Consideration”) payable, without interest, to the Members in accordance with the allocation set forth in Exhibit A.

The Initial Consideration and Additional Consideration, collectively, the “Merger Consideration”.

(b) Each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub shall be exchanged into membership interests of the Surviving Company, and all such membership interests shall constitute the only outstanding membership interests of the Surviving Company following the Effective Time.  From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent membership interests of the Surviving Company into which such shares of common stock of Merger Sub represented thereby were exchanged in accordance with the immediately preceding sentence.

(c) All Membership Interest (except the Dissenting Membership Interest) shall, by virtue of the Merger and without any action on the part of the Members, be automatically cancelled and shall cease to exist, and each Member shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) It is expressly understood and agreed by the parties that the Merger Consideration shall be reduced on a pro rata basis with respect to those Membership Interests that constitute Dissenting Membership Interests. By way of example, in the event there are Dissenting Membership Interests equal to 3% of all Membership Interests, the Merger Consideration shall be reduced by 3%.

  1.4 Additional Consideration. Parent shall pay to the Paying Agent (as defined below) as part of the Exchange Fund (as defined below) for distribution to the Members Two Dollars ($2.00) in cash for each dollar exceeding the Net Income Target of the Surviving Company during either of the period of (i) July 1, 2008 through June 30, 2009 (“Period One”), and (ii) January 1, 2009 through December 31, 2009 (“Period Two”). In no event shall the Additional Consideration exceed $5,000,000 in aggregate. For purposes of this Section 1.4, “Net Income Target” shall mean the Net Income of the Surviving Company equal to Twenty Five Million Dollars ($25,000,000) and “Net Income” shall mean the net income achieved by Surviving Company for the applicable period computed according to United States generally accepted accounting principles (“GAAP”) applied in a manner consistent with the Company’s past practices (but excluding (i) costs and expenses associated with this Agreement and the Merger and (ii) revenue associated with bonuses paid to the Company under any “take-out” transactions completed before January 1, 2008). The Additional Consideration, if any, shall be payable to the Members within forty five (45) days after the end of Period One and/ or Period Two, respectively, and shall be allocated among the Members as set forth on Exhibit A. For illustration purposes, in the event the Surviving Company achieves a Net Income of $27,500,000 for Period One, the Additional Consideration shall equal $5,000,000. For illustration purposes, in the event the Surviving Company does not achieve the Net Income Target for Period One and achieves a Net Income of $27,500,000 for Period Two, the Additional Consideration shall equal $5,000,000. For further illustration purposes, in the event the Surviving Company achieves a Net Income of $25,500,000 for Period One and achieves a Net Income of $26,000,000 for Period Two, the Additional Consideration shall equal $3,000,000, of which $1,000,000 will be paid for Period One and $2,000,000 for Period Two. For further illustration purposes, in the event the Surviving Company does not achieve the Net Income Target for Period One or Period Two, no Additional Consideration shall be payable to the Members.

1.5 Tender of and Payment.

(a) Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent and Company shall execute a Paying Agent Agreement designating Continental Stock Transfer & Trust Company as the paying agent for the Merger Consideration (the “Paying Agent”).  No later than the Effective Time, Parent shall deposit with the Paying Agent the Cash Consideration by wire transfer of immediately available funds and shall deliver to the Paying Agent certificates representing the Stock Consideration, to be held for the benefit of the Members (other than holders of Dissenting Membership Interests). No later than (a) forty five (45) days after the end of Period One, and (b) as soon as practicable (but no later than five (5) days) after the filing of Parent’s Form 10-K with the Securities and Exchange Commission (the “SEC”) for Period Two, Parent shall deposit with the Paying Agent Additional Consideration, if any, by wire transfer of immediately available funds (collectively with the Initial Consideration, the “Exchange Fund”).  The Exchange Fund shall be held by the Paying Agent pursuant to the Paying Agent Agreement.  Pursuant to the Paying Agent Agreement, the Paying Agent shall distribute the Exchange Fund to the holders of the Membership Interests pursuant to the allocation set forth in Exhibit A.

(b) Distribution Procedures.  Promptly after the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail to each Member of record, as of the Effective Time, a letter of transmittal in such form attached to the Paying Agent Agreement which shall set forth instructions for distributing the Merger Consideration in respect of the Membership Interests pursuant to Section 1.3(a) hereof.  Upon delivery to the Paying Agent of the letter of transmittal, properly completed and duly executed by each Member in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Membership Interests shall be entitled to receive in exchange therefore its allocable share of the Merger Consideration, to be mailed promptly following the Paying Agent’s receipt of such letter of transmittal.  No interest shall be paid or accrued for the Cash Consideration or any Additional Consideration payable hereunder.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the Membership Interest is registered, it shall be a condition of payment that the letter of transmittal be in proper form for such transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Membership Interest or such Person shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not applicable. Until receipt from a Member of a duly executed letter of transmittal as contemplated by this Section 1.5 (which such letter shall contain such (i) customary representations and warranties, including, but not limited to, such Members’ right, title and interest in their Membership Interest; their acceptance of the terms and conditions of the proposed transaction; and acknowledgement by each Member that any and all rights, preferences, privileges and obligations owed by the Company to the Members, whether contained in the Member’s Agreement or otherwise, shall cease and be of no further force or effect and (ii) the lock-up provisions contained in Exhibit C), each Membership Interest shall be deemed at all times after the Effective Time to represent only the right to receive its allocable share of the Merger Consideration as contemplated by Section 1.3(a) hereof, without interest thereon.  The Paying Agent shall accept such letters of transmittal upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(c) Transfer Books; No Further Ownership Rights in the Membership Interest.  At the Effective Time, the transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Membership Interest on the records of the Company.  From and after the Effective Time, the Membership Interest outstanding immediately prior to the Effective Time shall cease to have any rights, except as otherwise provided for herein or by applicable Law.

(d) Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the Members following the one year anniversary of the end of Period Two shall be delivered to the Surviving Company upon demand, and any Members who have not theretofore complied with this Section 1.5 shall thereafter be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration, payable without any interest thereon.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Merger Consideration shall not have been collected prior to one year (1) year after the end of Period Two (or immediately prior to such earlier date on which any cash would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such unclaimed Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender of the Membership Interest for exchange and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each Member who exchanged Membership Interest pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Common Stock multiplied by (ii) the closing price for a share of Common Stock on the over the counter bulletin board, or such other public market on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs.

(g) Withholding Taxes.  Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a Member pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law.  To the extent that such amounts are so withheld by Parent or the Surviving Company, or caused to be withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Members in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Paying Agent, as the case may be.

 1.6 Dissenting Members.

Notwithstanding any provision of this Agreement to the contrary, to the extent that Members are entitled to appraisal rights under Chapter 608.4352 of the Florida Act, Membership Interest issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised and perfected the right to dissent from the Merger and to be paid fair value in accordance with the Florida Act and as to which, as of the Effective Time, the holder thereof has not failed to timely perfect or shall have not effectively withdrawn or lost dissenters’ rights under the Florida Act (the “Dissenting Membership Interest”), shall not be exchanged into or represent a right to receive the Merger Consideration into which Membership Interest are exchanged pursuant to Section 1.3(a) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Florida Act.  Notwithstanding the immediately preceding sentence, if any Member who demands appraisal rights with respect to his, her or its Membership Interest under the Florida Act effectively withdraws or loses (through failure to perfect or otherwise) his, her or its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Member’s Membership Interest shall thereupon be deemed to have been exchanged as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.3(a) hereof, without interest thereon, and such Membership Interest shall no longer be Dissenting Membership Interest.  At the Effective Time, any holder of Dissenting Membership Interest shall cease to have any rights with respect thereto, except the rights provided under the Florida Act and as provided in this Section 1.6.  The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any Membership Interest, withdrawals of such notices, and any other instruments served pursuant to the Florida Act and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value of Membership Interest under the Florida Act.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value of Membership Interest or offer to settle or settle any such demands.

 1.7 Articles of Organization and Governing Documents.

At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, (i) the Articles of Organization of the Company (the “Articles”), as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company and (ii) the Member Agreement, as amended, of the Company (“Member Agreement”) shall be amended and restated in its entirety in substantially the form set forth in Exhibit B (the “Amended Member Agreement”) and such Amended Member Agreement shall be the governing document of the Surviving Company.

 1.8 Managers, Directors and Officers; Lock Up Agreements.

(a) At and after the Effective Time, the board of managers of the Surviving Company and the board of directors of Parent shall each consist of six (6) members and each comprised of three (3) members appointed by Parent (who initially will be Messrs. Gordon G. Pratt, Larry G. Swets, Jr. and James R. Zuhlke) and three (3) members appointed by the Company (who initially will be Messrs. Gregory C. Branch, Alec L. Pointevint, II and Kent G. Whittemore). Mr. Branch shall initially serve as the Chairman of the Board of the Surviving Company and Parent and Mr. Pratt shall initially serve as Vice Chairman of the Board of the Surviving Company and Parent, in each case until their respective successors are duly elected or appointed and qualify.  Each of the Parties hereto shall take all necessary action to effectuate the forgoing sentence.  At the Effective Time, the board of managers of the Surviving Company and the board of directors of Parent each shall appoint and designate as officers of the Surviving Corporation and Parent respectively: (i) Mr. Donald J. Cronin as President & Chief Executive Officer, (ii) Mr. Nicholas W. Griffin as Chief Financial Officer, and (iii) Mr. Melville Atwood Russell, II as Chief Underwriting Officer. If, at the Effective Time, a vacancy shall exist on the board of directors, board of managers or in any office of the Surviving Company or Parent, such vacancy may thereafter be filled in the manner provided by the Parent Organizational Documents, the Company’s Articles, the Member Agreement or the Law.

(b) Certain officers and directors of Parent set forth below (“Parent Executives”), and certain entities set forth below (“Entity Equity Holders”) shall enter into “lock-up” agreements substantially in the form set forth in Exhibit C (each an “Executive Lock Up Agreement” or “Entity Lock Up Agreement”) pursuant to which such Parent Executives or Entity Equity Holders, as the case may be, shall agree, for a period of 90 days from the Effective Time, that such Parent Executives or Entity Equity Holders shall neither, on their own behalf or on behalf of entities, family members or trusts affiliated with or controlled by them, offer, issue, grant any option on, sell or otherwise dispose of any Stock Consideration issued to such Parent Executives and Entity Equity Holders, as the case may be, pursuant to Section 1.3(a) hereinabove, without the prior consent of Parent. Initially, the Parent Executives shall include Messrs. Branch, Pointevint, Whittemore, Cronin, Griffin, Russell and Eugene Hearn and any other new officer or director of Parent. The Entity Equity Holders shall include Synovus Financial Corp. and Minova Enterprises Ltd.

 1.9 Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the Florida Act.

 1.10  Additional Actions.

If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Parent and Merger Sub are qualified by the Company Disclosure Schedule, which sets forth certain disclosures concerning the Company, its subsidiaries (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and its business (the “Company Disclosure Schedule”). The Company hereby represents and warrants to Parent and Merger Sub as follows:

 2.1 Due Organization and Good Standing.

Each of the Company and the Company Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.  The Company has heretofore made available to Parent accurate and complete copies of the Company’s Articles and Member Agreement and the certificate of incorporation, articles of organization, by-laws, operating agreements and the equivalent organizational documents of each of the Company Subsidiaries, each as currently in effect.  None of the Company or any Company Subsidiary is in violation of any provision of the Articles, certificate of incorporation, Member Agreement, the by-laws or its equivalent organizational documents as the case may be.

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and the Company Subsidiaries, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets but only to the extent such events are deemed to have a direct impact on the existing operations of the Company and its future operating prospects, (ii) any change affecting the United States economy generally or the economy of any region in which such entity conducts business that is material to the business of such entity but only to the extent such events are deemed to have a direct impact on the existing operations of the Company and its future operating prospects, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (iv) any change in GAAP or interpretation thereof after the date hereof, or (v) the execution and performance of or compliance with this Agreement.

 2.2 Capitalization.

(a) Except for the Membership Interest held by the Members as set forth in Exhibit A, no Membership Interest are issued and outstanding. All of the outstanding Membership Interest are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.  None of the outstanding securities of the Company has been issued in violation of any foreign, federal or state securities Laws.  Except as set forth above, no Membership Interest, or other equity or voting interests in the Company, or options, warrants or other rights to acquire any such Membership Interest or securities were issued, reserved for issuance or outstanding.  The Company has not granted any restricted Membership Interest, warrants or other rights to purchase Membership Interest or entered into any other agreements or commitments to issue any Membership Interest and has not split, combined or reclassified any Membership Interest.

(b) The Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii)  bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Membership Interest of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Membership Interest of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest. There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Membership Interest, capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) There are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Membership Interest or the capital stock or equity interests of any Company Subsidiary.

(d) No Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets.  As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by an Encumbrance on any property and (F) all guarantee obligations.

(e) Since January 1, 2005, the Company has not declared or paid any distribution or dividend in respect of the Membership Interest and has not repurchased, redeemed or otherwise acquired any Membership Interest, and the Board has not authorized any of the foregoing.

 2.3 Subsidiaries.

(a) The Company has provided to Parent true, complete and correct list of all Company Subsidiaries and their respective jurisdictions of organization.  Each Company Subsidiary is wholly owned, directly or indirectly, by the Company.  All of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance with respect thereto.  All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws.  No capital stock or other equity interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests.  Neither the Company nor any Company Subsidiary owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b) Section 2.3(b) of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary conducting insurance operations and all jurisdictions in which each such Company Subsidiary is licensed to write insurance business.  Neither the Company nor any Company Subsidiary is or has been since January 1, 2005 “commercially domiciled” in any jurisdiction other than its jurisdiction of organization or is or since January 1, 2005 otherwise has been treated as domiciled in a jurisdiction other than its jurisdiction of organization. Each of the Company Subsidiaries conducting insurance operations is (i) duly licensed or authorized as an insurance company in its state of organization, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements.  All of the Company Permits of such Company Subsidiaries conducting insurance operations are in full force and effect and there is no proceeding or, to the knowledge of the Company, investigation to which the Company or any Company Subsidiary is subject before a Governmental Authority that is pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Company Permits.

 2.4 Authorization; Binding Agreement.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (i) have been duly and validly authorized by the Board of the Company, and (ii) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Company Vote. The affirmative vote of the Members of the Company holding at least 66 2/3% of the issued and outstanding Membership Interest (the “Required Company Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby (including the Merger).  This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

 2.5 Governmental Approvals.

No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, other than the Florida Office of Insurance Regulation (each, a “Governmental Authority”), on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (including the Merger), other than (i) the filing of the Articles of Merger with the Secretary of State in accordance with the Florida Act, (ii) such filings as may be required in any jurisdiction where the Company or any Company Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (iii) pursuant to Antitrust Laws.

 2.6 No Violations.

The execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, will not (i) conflict with or violate any provision of the Articles, Member Agreement, certificate of incorporation, operating agreement, by-laws or equivalent organizational documents of the Company or any of the Company Subsidiaries, (ii) require any Consent under or result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company’s or any of the Company Subsidiaries’ assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing (the “Encumbrances”) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries causing a Company Material Adverse Effect, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, conflict with, contravene or violate in any material respect any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject.

 2.7 Company Financial Statements.

(a) As used herein, the term “Company Financials” means the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets, statements of income and statements of cash flow, as of December 31, 2005, December 31, 2006 and December 31, 2007 and the unaudited consolidated financial statements as of March 31, 2008 and any subsequent quarter. The Company has made or will make available to Parent true and complete copies of the Company Financials. The Company Financials (i) in all material respects accurately reflects or will reflect the Company’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except for the absence of footnotes and year-end audit adjustments in the case of unaudited Company Financials), (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Securities Act of 1933, as amended (the “Securities Act”), Regulation S-X and the published general rules and regulations of the SEC.

(b) The Company has disclosed to Parent and the Company’s outside auditors and the Board (i) all significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) None of the Company, any Company Subsidiary, or any manager, director, officer, or to the Company’s knowledge, any auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of any violation of consumer protection, insurance (including regulations and Orders promulgated by the Florida Office of Insurance Regulation) or securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, Directors, employees or agents to the Board or any committee thereof or to any Director or executive officer of the Company.

(d) As used herein, the term “Company SAP Statements” means the statutory statements of the Company and each of the Company Subsidiaries as filed with the Florida Office of Insurance Regulation for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 and any such quarterly statutory statements filed subsequent to the date hereof.  The Company has made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to the Company and with respect to the Company Subsidiaries required to file such Company SAP Statements.  The Company and each of the Company Subsidiaries has filed or submitted, or will file or submit, all Company SAP Statements required to be filed with or submitted to the Florida Office of Insurance Regulation on forms prescribed or permitted by the Florida Office of Insurance Regulation.  The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with statutory accounting principles (“SAP”) consistently applied for the periods covered thereby, and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects the statutory financial position of the Company and such Company Subsidiaries as of the respective dates thereof and the results of operations of the Company and such Company Subsidiaries for the respective periods then ended.  The Company SAP Statements complied, and the Company SAP Statements filed after the date hereof will comply, in all material respects with all applicable Laws when filed, and no deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the Florida Office of Insurance Regulation or any other Governmental Authority.  The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Law, audited by Thomas, Howell & Ferguson, P.A. and the Company has made available to Parent true and complete copies of all audit opinions related thereto.  Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply in all material respects with all applicable Laws.  The Company and Company Subsidiaries use only prescribed (and no permitted) practices in the preparation of the Company SAP Statements.

(e) The policy reserves and other actuarial amounts carried on the Company SAP Statements of the Company and each Company Subsidiary, as of the respective dates of such Company SAP Statements, (i) were in compliance in all material respects with the requirements for reserves established by the Florida Office of Insurance Regulation, (ii) have been computed in all material respects in accordance with the requirements for reserves established by the Florida Office of Insurance Regulation, (iii) were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and prepared in accordance with applicable SAP, (iv) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the Company SAP Statements, (v) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements, (vi) were fairly stated in all material respects in accordance with sound actuarial principles, and (vii) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry.  To the knowledge of the Company, there are no facts or circumstances that could reasonably necessitate any material change in such reserves above those reflected in the Company SAP Statements (other than increases or decreases consistent with past experience, computed in a manner consistent with past practice, and resulting from the ordinary course of business).

(f) Except for assessments of state mandated funds and associations, no claim or assessment is pending or, to the knowledge of the Company, threatened against any Company Subsidiary.

 2.8 Absence of Certain Changes.

(a) Except as consented to in writing by Parent (and excluding the Merger), since December 31, 2007, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.1 if such action were to occur or be taken after the date of this Agreement.

(b) Since December 31, 2007, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

 2.9 Absence of Undisclosed Liabilities.

Except as and to the extent reflected or reserved against in the Company Financials, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since March 31, 2008 in the ordinary course of business.

 2.10 Compliance with Laws.

Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor since January 1, 2005 has it received any notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected, or (B) any Company Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property, asset or right of the Company or any Company Subsidiary is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to be material to the Company or any of its Subsidiaries.  Notwithstanding the generality of the foregoing, (x) the Company and each Company Subsidiary and, to the knowledge of the Company, their respective agents, have marketed, sold and issued insurance products in compliance in all material respects with all Laws applicable to the business of the Company and such Company Subsidiary and in the respective jurisdictions in which such products have been sold, (y) since January 1, 2005, the Company and each Company Subsidiary have given or made all required notices, submissions, reports or other filings under applicable Law, including insurance holding company statutes, and (z) all contracts, agreements, arrangements and transactions in effect between the Company, any Company Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes. There is no pending or, to the knowledge of the Company, threatened proceeding or investigation to which the Company or a Company Subsidiary is subject before any Governmental Authority regarding whether the Company or any of the Company Subsidiaries has violated in any material respect (and none of the Company or any Company Subsidiary has received notice since January 1, 2005 of any material violation of or noncompliance with any Law applicable to the Company or any Company Subsidiary, or directing the Company or any Company Subsidiary to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any Company Subsidiary have been asserted to the Company or any Company Subsidiary by any Governmental Authority with respect to possible violations of) any applicable Laws. Since January 1, 2005, the Company and the Company Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any insurance regulatory authority or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority since January 1, 2005 with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to the Company or the Company Subsidiaries with any Governmental Authority that have not been remedied.  Since January 1, 2005, the businesses of the Company and each Company Subsidiary are and have been conducted in compliance in all material respects with any applicable Laws.

 2.11 Regulatory Agreements; Permits.

(a) There are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to the Company or any Company Subsidiary, or (3) resolutions or policies or procedures adopted by the Company or a Company Subsidiary at the request of a Governmental Authority, that (A) limit in any material respect the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that materially add to or otherwise materially modify in any respect the risk-based capital requirements imposed under applicable Laws, (C) require the Company or any of its affiliates to make capital contributions, purchase surplus notes or make loans to a Company Subsidiary, or (D) in any manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise materially restrict the conduct of business of the Company or any of the Company Subsidiaries in any respect.

(b) The Company and the Company Subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Section 2.11(b) of the Company Disclosure Schedule sets forth each Company Permit. The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(c) No investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor does the Company have knowledge of any Governmental Authority’s intention to conduct any such investigation or review.

 2.12 Litigation.

There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and the Company Subsidiaries are in material compliance with all Orders.   There is no material Action that the Company or any of the Company Subsidiaries has pending against other parties.

 2.13 Restrictions on Business Activities.

There is no agreement or Order binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or restricting in any material respect the ability of the Company or any of the Company Subsidiaries from engaging in business as currently conducted or from competing with other parties.

 2.14 Material Contracts.

(a) Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound as of the date hereof (each, a “Company Material Contract”) that:

(i) is described in the Company SAP Statements and the Company Financials for the year ended December 31, 2007;

(ii) contains covenants that materially limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Company or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(iii) involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iv) involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) relates to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(vi) was entered into after January 1, 2005 or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person;

(vii) by its terms calls for aggregate payments by the Company or the Company Subsidiaries under such contract of more than $50,000 per year;

(viii) with respect to any material acquisition, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(ix)  involves any managers, directors or executive officers of the Company or any Company Subsidiary that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without liability, penalty or premium;

(x) obligates the Company or any Company Subsidiary to provide indemnification or a guarantee in excess of $50,000;

(xi) obligates the Company or any Company Subsidiary to make any capital commitment or expenditure (including pursuant to any joint venture);

(xii) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any of its subsidiaries, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

(xiii) provides for any confidentiality or standstill arrangements.

(b) With respect to each Company Material Contract:  (i) the Company Material Contract is legal, valid, binding and enforceable in all material respects against the Company or the Company Subsidiary party thereto and, to the Company’s knowledge, the other party thereto, and in full force and effect; (ii) except as set forth in Section 2.14 of the Disclosure Schedule, the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Company Material Contract against the Surviving Company or such Company Subsidiary and, to the Company’s knowledge, the other party thereto; (iii) neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Company or any of the Company Subsidiaries, or permit termination or acceleration by the other party, under the Company Material Contract; and (iii) to the Company’s knowledge, no other party to the Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract.

 2.15 Intellectual Property.

(a) Section 2.15(a) of the Company Disclosure Schedule contains a list of (A) all registered Intellectual Property, Intellectual Property that is the subject of a pending application for registration, and material unregistered Intellectual Property, in each case that is, owned by the Company or any of the Company Subsidiaries and (B) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by the Company or any of the Company Subsidiaries in the conduct of its business (“Licensed Intellectual Property”).  Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has (i) all right, title and interest in and to all Company Intellectual Property owned by it, (the “Company Intellectual Property”) free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Neither the Company nor any of the Company Subsidiaries has received any notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and to the knowledge of the Company there is no valid basis for any such allegation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property.  To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property or Licensed Intellectual Property by any third party.  All of the rights within the Company Intellectual Property and Licensed Intellectual Property are valid, enforceable and subsisting, and there is no Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof.  The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted.  Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries and any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) loans to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business and any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (together, the “Benefit Plans”).

(b) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a current favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or, to the knowledge of the Company, by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan.  Each Company Benefit Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), and the Company and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans.  All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates, including any legally permitted extensions.  No Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not result in a Company Material Adverse Effect).  To the knowledge of the Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(d) Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company or any of the Company Subsidiaries to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee, director or consultant.

(e) No amounts payable under any of the Company Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of the Company Subsidiaries may have any liability will not be deductible for federal income Tax purposes by virtue of Section 162(m) or Section 280G of the Code.  None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(f) No Company Benefit Plan maintained by the Company or any of the Company Subsidiaries provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(g) Neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code , (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(h) Neither the Company nor any of its ERISA Affiliates has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of penalties or excise taxes with respect to the Company Benefit Plans by the IRS or the DOL.

2.17 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which such Tax Returns are true, accurate, correct and complete, and has paid, collected or withheld, or caused to be paid, collected or withheld set forth on such Tax Returns, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.  Section 2.17 of the Company Disclosure Schedule sets forth each jurisdiction where the Company and each Company Subsidiary files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP or are immaterial in amount). There are no material liens with respect to any Taxes upon any of the Company’s or its Subsidaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company Financials have been established in accordance with GAAP. Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.  There are no Encumbrances for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries, except for statutory liens for current Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(b) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Neither the Company nor any of the Company Subsidiaries is or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(d) Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a Company Material Adverse Effect following the Closing.

(e) As of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(f) Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(g) Neither the Company nor any of the Company Subsidiaries has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h) Since December 31, 2005, neither the Company nor any of the Company Subsidiaries have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(i) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers.

Except for Raymond James & Associates, Inc., the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

2.19 Title to Properties; Assets.

(a) Section 2.19(a) of the Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by the Company or any of the Company Subsidiaries from or to any Person (collectively, the “Company Real Property”).  The list set forth in Section 2.19(a) of the Company Disclosure Schedule contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects.  The Company Real Property set forth in Section 2.19(a) of the Company Disclosure Schedule comprises all of the real property necessary and/ or currently used in the operations of the business of the Company and the Company Subsidiaries.  The Company does not own any real property.  Except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to all of its personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) A correct and complete copy of each Tenant Lease has been furnished to Parent prior to the date hereof.  The Company or the Company Subsidiary party thereto has a valid, binding and enforceable leasehold interest under each of the Tenant Leases, free and clear of all Encumbrances other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect.  Neither the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under, in any material respect, any of the Tenant Leases.  The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases, have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary, and there are no existing material defaults (with or without notice or lapse of time or both) by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto.  For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings (and for which adequate reserves in the Company Financials have been established in accordance with GAAP); and (ii) mechanics’, materialmen’s or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) the terms and conditions of the lease creating the leaseholds.

2.20 Employee Matters.

(a) There are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any of the Company Subsidiaries and any of their employees or former employees, including any harassment, discrimination, retaliatory act or similar claim.  There has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b) The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or to the knowledge of the Company any other form of notice, that there is any unfair labor practice charge or complaint against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not result in any material liability to the Company or any Company Subsidiary, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21 Environmental Matters.

(a) Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or claim, and neither the Company nor any of the Company Subsidiaries has received any notice or claim, or entered into any negotiations or agreements with any Person, that would impose a material liability or obligation under any Environmental Law;

(b) To the knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws;

(c) Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability under all applicable Environmental Laws; and

(d) Each of the Company and the Company Subsidiaries holds and is in compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

(e) Neither the Company, any Company Subsidiary nor any of their respective properties are subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law.  Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.22 Transactions with Affiliates.

Section 2.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (i) present manager, officer or director of either the Company or any of its subsidiaries, or (ii) record or beneficial owner of more than 5% of the outstanding Company Capital Stock as of the date hereof (each, an “Affiliate Transaction”).

2.23 Insurance Matters.

(a) Examinations.  The Company has made available to Parent copies of all draft and final financial examination reports and market conduct examination reports of state insurance departments with respect to any Company Subsidiary that have been issued since January 1, 2005.

(b) Policy Materials.  To the extent required under applicable Laws, all policies, binders, slips or other agreements of insurance and other agreements and materials that are issued or used in connection with the Company or Company Subsidiaries’ business, including applications, brochures and marketing materials, premium rates and reinsurance agreements, are, in all material respects, on forms approved by applicable insurance regulatory authorities or filed and not objected to by such authorities within the period provided for objection, and, in either case, not subsequently disapproved or required to be withdrawn or retired from issuance or use which have not been so withdrawn or retired.  Any rates or rating plans of the Company or Company Subsidiaries required to be filed with or approved by any applicable Governmental Authority have in all material respects been so filed or approved and the rates applied by each of the Company or the Company Subsidiaries to the contracts of insurance conform in all material respects to the relevant filed or approved rates.

(c) Agents and Producers.  No Person performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler or broker with respect to the Company or any of the Company Subsidiaries who has generated more than two percent of the Company’s premium revenues as reflected in the Company Financial Statements (collectively, “Company Producers”) has indicated to the Company or any Company Subsidiary that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with the Company or any Company Subsidiary within 12 months after the date hereof.  To the knowledge of the Company, at the time any Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of the Company or any Company Subsidiary that may require a license under applicable Insurance Laws, such Company Producer was duly licensed and appointed as required by applicable Insurance Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, and each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any Company Subsidiary, is valid, binding and in full force and effect in accordance with its terms. To the knowledge of the Company, no Company Producer has been since January 1, 2005, or is currently, in material violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business of the Company or any Company Subsidiary.  The contracts and other agreements pursuant to which Company Producers act on behalf of the Company or any Company Subsidiary are valid, binding and in full force and effect in accordance with their terms, and none of the parties to such contracts and agreements are in default thereunder in any material respect.  The Company has made available to Parent a true and complete copy of each standard form agency agreement used by the Company or any Company Subsidiary.

(d) Reinsurance.  Section 2.23(d) of the Company Disclosure Schedule sets forth a list of all ceded reinsurance treaties and agreements, including retrocessional agreements, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”).  Copies of all Company Reinsurance Agreements that are in effect on the date of this Agreement have been made available to Parent.   Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance treaty, binder or other agreement to which the Company or any Company Subsidiary is a party, is in default in any material respect as to any provision thereof.  The Company has no knowledge that the financial condition of any party to any Company Reinsurance Agreement is impaired to the extent that a default thereunder may be reasonably anticipated.   The Company Subsidiaries are entitled under applicable Law to take full credit on the applicable Company SAP Statement with respect to any Company Reinsurance Agreement pursuant to which such subsidiary has ceded reinsurance.  Neither the Company nor any Company Subsidiary have received any notice from any party to any reinsurance agreement or treaty of any dispute or default with respect to such reinsurance agreement or treaty.  Assuming no default by any party other than any subsidiary of the Company, all such Company Reinsurance Agreements are in full force and effect to the respective dates noted thereon.  There are no entities, other than the Company and the Company Subsidiaries, that have rights to access coverage under any such Company Reinsurance Agreements.

(e) Finite Risk Insurance or Reinsurance.  With respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2005, (i) there has been no separate written or oral agreement between the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement under which the Company or any Company Subsidiary has or may have recoverables, and for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by Statement of Statutory Accounting Principles No. 62 (“SSAP No. 62”), is available for review by the domiciliary state insurance departments for the Company and the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries complies and has complied in all material respects from and after January 1, 2005 with all of the requirements set forth in SSAP No. 62 and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2001 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(f) Actuarial Reports.  Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by independent actuaries, with respect to the Company or any Company Subsidiary since January 1, 2005, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).  There have been no actuarial reports of a similar nature covering any of the entities referred to in those reports in respect of any period subsequent to the latest period covered in such actuarial reports.  The information and data furnished by the Company or any Company Subsidiary to its independent actuaries in connection with the preparation of any Company Actuarial Analysis was accurate in all material respects for the periods covered in such reports.  Each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

(g) Policy Dividends.  There are no insurance policies issued, reinsured or assumed by the Company or any of the Company Subsidiaries that are currently in force under which the Company or any of the Company Subsidiaries may be required to pay dividends to the holders thereof.

2.24 Insurance.

The Company and each Company Subsidiary is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of the Company Subsidiaries that are customary for companies of similar size in the industry and locales in which the Company and the Company Subsidiaries operate.  Section 2.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary have taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

2.25 Books and Records.

All of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.

2.26 Information Supplied.

None of the information supplied or to be supplied by Company or its Members for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Parent’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Company or its Members for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company and its Members make no representation, warranty or covenant with respect to any information supplied by the Parent which is contained in the Registration Statement or Proxy Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to the Company are qualified by the Parent Disclosure Schedule, which sets forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedule”).  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Due Organization and Good Standing.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of properties its properties make such qualification necessary. Parent has heretofore made available to Company accurate and complete copies of Parent’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the “Parent Organization Documents”) and the equivalent organizational documents of Merger Sub (the “Merger Sub Organizational Documents”, each as currently in effect. Neither Parent nor Merger Sub is in violation of any provision of the Certificate of Incorporation, by-laws ors its equivalent organizational documents as the case may be.

3.2 Capitalization.

(a) The authorized capital stock of Parent consists of 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share.  As of the date hereof, (i) 5,858,625 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding, and (ii) 7,199,344 shares of Common Stock are authorized but unissued. As of the date hereof, warrants issued pursuant to the Warrant Agreement, dated as of October 4, 2007 between Parent and Continental Stock Transfer & Trust Company (the “IPO Warrant Agreement”) to purchase 4,733,625 shares of Common Stock (the “IPO Warrants”) were issued and outstanding. As of the date hereof, options to purchase 450,000 shares of Common Stock and 450,000 warrants (convertible into 450,000 shares of Common Stock), in the aggregate, were issued and outstanding (collectively, the “Option Securities”). Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Certificate of Incorporation, Parent’s by-laws or any contract to which Parent is a party.

(b) Except for the IPO Warrants, the Option Securities and 1,250,000 warrants sold in a private placement immediately prior to the IPO, and other than the conversion rights set forth in the Prospectus, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Common Stock or obligating Parent to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Common Stock or securities convertible into or exchangeable for such shares, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such common stock. Other than the conversion rights set forth in the Prospectus, there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any shares of Common Stock of Parent or Merger Sub.

3.3 Merger Sub.

(a) All the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Encumbrances.

(b) Except for 100% of the common stock of Merger Sub, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder.

3.4 Authorization; Binding Agreement.

Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (i) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and (ii) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Parent Vote (as defined below).  The affirmative vote of the stockholders of Parent holding at least a majority of the issued and outstanding Common Stock of Parent (the “Required Parent Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby (including the Merger), provided, further, that stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their conversion rights under the Certificate of Incorporation to convert their shares of Common Stock into a cash payment from the Trust Fund. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals.

No Consent of or with any Governmental Authority on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Articles of Merger with the Secretary of State in accordance with the Florida Act, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to Antitrust Laws, (iv) the filing of the Proxy Statement and Registration Statement with the SEC, and (v) those consents, approvals, authorizations, waivers, permits, filings or notices set forth in Section 3.5 of the Parent Disclosure Schedule, which schedule includes all such consents, approvals, authorizations, waivers, permits, filings or notices with the Florida Office of Insurance Regulation, and (vi) those Consents that, if they were not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Parent and Merger Sub on an aggregate basis, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets but only to the extent such events are deemed to have a direct impact on the existing operations of Parent and Merger Sub and their future operating prospects, (ii) any change affecting the United States economy generally or the economy of any region in which such entity conducts business that is material to the business of such entity, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (iv) any change in GAAP or interpretation thereof after the date hereof, or (v) the execution and performance of or compliance with this Agreement.

3.6 No Violations.

The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and compliance by Parent and Merger Sub with any of the provisions hereof will not (i) conflict with or violate any provision of the certificate of incorporation or by-laws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.7 SEC Filings and Parent Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Company with the SEC since October 4, 2007 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement.  Section 3.7 of the Parent Disclosure Schedule lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s web site through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-QSB for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-QSB in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Parent SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent and Merger Sub maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and Merger Sub is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financials”) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-B, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-B, as applicable. No financial statements other than those of Parent and Merger Sub are required by GAAP to be included in the consolidated financial statements of Parent. Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by the Parent’s auditors for Parent and Merger Sub since the date of Parent’s formation and the fees paid for such services; further, all such non-audit services were approved by the Board of Directors of Parent. Parent has no off-balance sheet arrangements.

(c) Neither Parent nor Merger Sub, or any manager, director, officer or employee of Parent or Merger Sub has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, Directors, employees or agents to the Board or any committee thereof or to any Director or executive officer of Parent.

(d) Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8 Absence of Undisclosed Liabilities.

Except as and to the extent reflected or reserved against in the Parent Financials, neither the Parent nor Merger Sub has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2007 in the ordinary course of business.

3.9 Information Supplied.

None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Registration Statement or Proxy Statement.

3.10 Absence of Certain Changes.

(a) Except as set forth in the Parent Disclosure Schedule or as consented to in writing by Company (and excluding the Merger), since October 4, 2007, Parent and Merger Sub have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.6 if such action were to occur or be taken after the date of this Agreement.

(b) Since October 4, 2007, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.11 Taxes and Returns.

(a) Except as set forth on the Parent Disclosure Schedule, Parent has or will have timely filed, or caused to be timely filed, all Tax Returns and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves, as disclosed in the Parent SEC Reports, have been established in accordance with GAAP.  Section 3.11 of the Parent Disclosure Schedule sets forth each jurisdiction where the Parent and Merger Sub files or is required to file a Tax Return. There are no material liens with respect to any Taxes upon any of the Parent’s or Merger Sub’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings. Neither Parent nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by Parent or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Neither Parent nor Merger Sub has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a Parent Material Adverse Effect following the Closing.

(c) As of the date hereof, neither Parent nor Merger Sub is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) Since their respective dates of incorporation, neither Parent nor Merger Sub has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

3.12 Employee Benefit Plans.

Parent does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.13 Employee Matters.

Neither Parent nor Merger Sub has ever had any current or former employees.

3.14 Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date hereof or in the Prospectus, or on Schedule 3.14 hereto, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by Parent on less than 60 days’ or less prior notice (the “Parent Material Contracts”). All Parent Material Contracts have been made available to the Company, and are set forth in Section 3.14(a) of the Parent Disclosure Schedule other than those that are exhibits to the Parent SEC Reports.

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid and enforceable in all material respects (except as such enforcement may be limited by the Enforceability Exceptions); (iii) neither Parent nor Merger Sub is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or Merger Sub, or permit termination or acceleration by the other party, under the Parent Material Contract; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or Merger Sub, under any Parent Material Contract.

3.15 Litigation.

There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There is no Order against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no material Action that Parent or Merger Sub has pending against other parties.

3.16 Transactions with Affiliates.

Other than as set forth in the Parent SEC Reports, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or Merger Sub, on the one hand, and on the other hand, any (i) director, officer, employee or affiliate of either Parent or Merger Sub, or (ii) record or beneficial owner of more than 5% of the Parent’s outstanding Common Stock as of the date hereof.

3.17 Trust Fund.

(a) Since October 11, 2007, Parent has had at least $37,452,930 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”), invested in U.S. government securities in a trust account at Deutsche Bank Trust Company Americas (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Account Agreement, dated as of October 4, 2007, between Parent and Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account and, after taking into account any funds paid to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering who shall have voted against the Merger and demanded that Parent convert their shares of Common Stock into cash pursuant to the Certificate of Incorporation, which Trust Fund will be free of any Encumbrances whatsoever, and will be available for use in the businesses of Parent and the Company.

(b) As of the Effective Time, those obligations of Parent to dissolve or liquidate within a specified time period as contained in the Certificate of Incorporation will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Common Stock into cash pursuant to the Certificate of Incorporation.

3.18 Investment Company Act.

Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.19 Finders and Investment Bankers.

Except for Pali Capital, Inc. and Piper Jaffray & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.20 Disclaimer.

Parent and Merger Sub each acknowledges and agrees that, other than to the extent set forth in, or otherwise relied on for use in, the Proxy Statement or Registration Statement, neither the Company nor any other person is making any representations or warranties in connection with, or will have or be subject to any claim, liability, or indemnification obligation (under Section 5.3 hereof or otherwise) to Parent, Merger Sub, or any other person resulting from, any projections, forecasts, or any other information made available to Parent or Merger Sub in certain data rooms or in management presentations (formal or informal) or in any other manner prior to the execution of this Agreement, unless any such information is expressly included in a representation or warranty contained in Article II hereof.

ARTICLE IV

COVENANTS

4.1 Conduct of Business of the Company.

(a) Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (i) the Company and the Company Subsidiaries shall conduct their business, in all material respects in the ordinary course of business consistent with past practice and (ii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its and the Company Subsidiaries’ managers, directors, officers, key employees, Company Producers and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it and the Company Subsidiaries do significant business, and to preserve the possession, control and condition of its and the Company Subsidiaries’ assets.

(b) Without limiting the generality of the foregoing clause (a), except as set forth on Section 4.1 of the Company Disclosure Schedule, during the period from January 1, 2008 to the Effective Time, neither the Company nor any of the Company Subsidiaries has or will (except as specifically contemplated by the terms of this Agreement), without the prior written consent of Parent (such consent not to be unreasonably withheld):

(A) amend, waive or otherwise change, in any respect, its articles of organization, Member Agreement, certificate of incorporation, operating agreement or by-laws (or comparable governing instruments);

(B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any Membership Interest, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Membership Interest, any shares of capital stock or other securities or equity interests, including any securities convertible into or exchangeable for Membership Interest or equity interest of any class and any other equity-based awards;

(C) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests, provided, however, the Company may declare, pay or set aside any (i) distributions in an amount equal to the Company’s accrual for Taxes as computed consistently with past practices and presented on the Company Financials dated December 31, 2007, (ii) distributions not to exceed $2,000,000 in the aggregate and (iii) distributions to Directors of the Company in an amount not to exceed $500,000 in the aggregate; provided, however, that the Company shall notify Parent within seven (7) days of such distributions;

(D) incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(E) increase the wages, salaries or compensation exceeding 10% of current wages, salaries or compensation of any of its current or former consultants, officers, managers, directors or employees, or increase bonuses for the foregoing individuals exceeding 120% in the aggregate of the aggregate bonuses paid for fiscal year 2006 (provided, however, that the Company shall notify Parent within seven (7) days of such increase), or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Company Benefit Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite, or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, manager, director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement;

(F) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(G) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(H) terminate or waive or assign any material right under any Company Material Contract or enter into any (i) contract involving amounts potentially exceeding $50,000 or (ii) that would be a Company Material Contract or (iii) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(I) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(J) establish any subsidiary or enter into any new line of business;

(K) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries in an amount and scope of coverage as are currently in effect;

(L) revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by the Company’s outside auditors;

(M) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $50,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Company Financial Statements;

(N) close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Company Subsidiary’s facilities;

(O) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(P) make capital expenditures in excess of $150,000;

(Q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(R) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(S)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(T) enter into any agreement, understanding or arrangement with respect to the voting of the Membership Interest or the capital equity of any Company Subsidiary;

(U) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(V) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(W)  enter into any new reinsurance transaction as assuming or ceding insurer (i) which does not contain market cancellation, termination and commutation provisions or (ii) which adversely changes the existing reinsurance profile of the Company and the Company Subsidiaries on a consolidated basis outside of the ordinary course of business consistent with past practice;

(X) alter or amend in any material respect any existing underwriting, claims handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP, any Governmental Authority or applicable Law, or

(Y) authorize or agree to do any of the foregoing actions.

(c) In the event the Company enters into any reinsurance agreement or a new lease for its office space, the Company shall: (i) notify Parent in writing that it has done so and (ii) provide a copy of the reinsurance agreement or lease, as applicable, together with any analysis or comments of the Company on such agreement or lease. Within three business days after confirming receipt of same, Parent may send the Company a written objection to the reinsurance contract and lease, at which point the Parties shall negotiate in good faith for ten days to resolve such Parent objections, at which time if the Parties are unable to resolve Parent’s objections, Parent may terminate the Agreement as provided in Section 7.1(d). If Parent does not provide Company with written notice of its intent to terminate the Agreement pursuant to Section 7.1(d) within ten days of receiving notice of an agreement or lease described above, then Parent shall be deemed to have waived any objection to such agreement or lease and its related right to terminate the Agreement pursuant to Section 7.1(d). In the event Parent sends no such objection, Parent shall be deemed to have approved such agreement(s) or such lease.

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Effective Time, each Party shall give the other Party, and shall direct its accountants and legal counsel to give, the other Party and its Representatives, at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such Party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other Party prior to the date hereof) and instruct such Party’s Representatives to cooperate with the requesting Party in its investigation (including by reading available independent public accountant’s work papers), and a copy of each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Party providing such information.

(b) All information obtained by the Company or any Company Subsidiary, on one hand, and Parent or Merger Sub, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated November 20, 2007, between Parent and the Company (the “Confidentiality Agreement”).

4.3 No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company, the Company Subsidiaries or Parent on the one hand and any third party on the other hand or acquisition or purchase of assets of the Company and the Company Subsidiaries or Parent representing 50% or more of such Person’s assets or business.

(b) From and after the date hereof, in order to induce the Company and the Parent to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until the earlier of (i) the date that is seven months from the date hereof or (ii) the date that is six months from the date of filing the Registration Statement (the “Exclusivity Period”), neither the Company, any Company Subsidiary nor the Parent shall, directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person (collectively, the “Representatives”) to, (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding the Company, any Company Subsidiary, the Parent or the Merger to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of this Agreement or the Merger or the Board’s recommendation that holders of Membership Interest adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality agreement to which the Company, any Company Subsidiary or Parent is a party (except as permitted pursuant to Section 4.2(a) hereof).  Without limiting the foregoing, each Party agrees that it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party.  Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c) Each Party shall notify the other Party hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information.  Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information.  From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Acquisition Proposal and shall direct, and use its reasonable best efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4 Takeover Laws.

Notwithstanding any other provision in this Agreement, if any “fair price”, “business combination”, “moratorium”, “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated by this Agreement, the Company and the members of its Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

4.5 Member Litigation.

The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, any Member litigation against the Company or its managers, directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s consent.

4.6  Conduct of Business of Parent.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement, (i) Parent and Merger Sub shall conduct their business in, and shall not take any action other than in, the ordinary course of business consistent with past practice, (ii) Parent shall use commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use, (iii) Parent shall use commercially reasonable efforts consistent with the foregoing to conduct the business of Parent in compliance with applicable Laws in all material respect, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Parent.

(b) Without limiting the generality of the foregoing clause (a), during the period from the date of this Agreement to the Effective Time, neither Parent or Merger Sub will (except as specifically contemplated by this Agreement), without the prior written consent of the Company (such consent not to be unreasonably withheld):

(i) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Common Stock (including upon exercise of any outstanding option, warrant or similar right to acquire such Common Stock), any shares of capital stock or other securities or equity interests, including any securities convertible into or exchangeable for Common Stock or equity interest of any class and any other equity-based awards or alter in any way its outstanding securities or make any changes in outstanding shares of capital stock or its capitalization, whether by means of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or agree to register under the Securities Act any capital stock of Parent or Merger Sub, except as contemplated in the Prospectus;

(ii)  declare, pay or set aside any dividend;

(iii) incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person or subject any of its assets, properties or rights, or any part thereof to any mortgage, pledge, security interest, encumbrance, claim, charge, lien (statutory or other), or other limitation or restriction, except as contemplated in the Prospectus;

(iv) make any change in any Parent Organizational Documents or Merger Sub Organizational Documents (other than as contemplated by the Proxy);

(v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or other ownership interests of Parent or Merger Sub;

(vi) acquire, lease or sublease any material tangible assets, raw material or properties (including real property);

(vii) enter into any Benefit Plan or any employment, severance, or change of control agreement;

(viiii) contractually commit to make capital expenditures for any period following the Effective Time;

(ix) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(x) enter into any agreement or contract that would be a Parent Material Contract;

(xi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii) establish any subsidiary (other than as contemplated hereby) or enter into any new line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Parent and the Merger Sub in an amount and scope of coverage as are currently in effect;

(xiv) revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by the Parent’s outside auditors;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent or Merger Sub) not in excess of $50,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Parent financial statements included in the Parent SEC Reports;

(xvi) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvii) make capital expenditures in excess of $150,000;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xx)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii)  authorize or agree to do any of the foregoing actions.

  ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters.

Each of Parent and the Company shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger); (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger.  No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. In furtherance and not in limitation of the foregoing, to the extent required by the Florida Office of Insurance Regulation, each Party hereto agrees to make required filing or application required by the Florida Office of Insurance Regulation with respect to the transactions contemplated hereby, which shall include filing a Form A, as promptly as practicable (but no later than 30 days after the date of this Agreement) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Florida Office of Insurance Regulation.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to:  (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement (including the Merger) and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, and (ii) each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give prompt written notice if such Party receives any notice from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice, shall promptly furnish the other Party with a copy thereof.  If an insurance regulator requires that a hearing be held in connection with its approval of the transactions contemplated hereby, each Party shall use its reasonable best efforts to arrange for such hearing to be held promptly.  At Parent’s request, the Company shall obtain from applicable regulatory authorities written assurances in form reasonably satisfactory to Parent with respect to the applicability to the Company and/or any of the Company Subsidiaries of orders, decrees or pronouncements of such regulatory authorities.

(d) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a), Section 5.2(b) and Section 5.2(c), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(e) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any Consents of third parties with respect to any contracts to which the Company or any Company Subsidiary is a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby (including the Merger).

(g) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective affiliates to take any action or commit to take any action, or consent or agree to any condition, restriction or undertaking requested or imposed by any Governmental Authority, whether in connection with obtaining any Requisite Regulatory Approval or otherwise, if, in the good faith determination of Parent, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent reasonably expects to derive from the transactions contemplated by this Agreement (a “Burdensome Condition”); including, without limitation, that any requirement that Parent, the Surviving Company or any of its or their subsidiaries (i) provide or commit to provide additional capital to the Company or any Company Subsidiary or (ii) provide any surplus maintenance, guarantee, keep-well or similar agreements or commitments that are more burdensome than currently required of the Company by such Governmental Authority shall each be deemed to be a Burdensome Condition.

(h) Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the Merger and consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in, (i) either individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect or (ii) Parent, Merger Sub, the Company or Company Subsidiaries having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

5.3 Indemnification.

(a) Indemnification by the Company. From the date of this Agreement through the Closing Date, the Company shall indemnify and hold harmless each of Parent, Merger Sub, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by the Company or any Company Subsidiary of any of their representations, warranties, covenants or agreements contained in this Agreement, and/ or (ii) any fraud committed by or the willful breach of this Agreement by the Company or any Company Subsidiary.

(b)  Indemnification by Parent and Merger Sub. From the date of this Agreement through the Closing Date, Parent and Merger Sub shall jointly and severally indemnify and hold harmless the Company, its successors and assigns, and their respective managers, officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by either Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement, and/ or (ii) any fraud committed by or the willful breach of this Agreement by Parent or Merger Sub.

(c) Indemnification Procedures. A Person seeking indemnification under this Section 5.3 (the “Indemnitee”) must give timely written notice to the Person from whom indemnification is sought (the “Indemnitor”) as soon as practical after the Indemnitee becomes aware of any condition or event that gives rise to Damages for which indemnification is sought under this Section 5.3. The failure of the Indemnitee to give timely notice shall not affect the Indemnitee’s rights to indemnification hereunder except to the extent that the Indemnitor demonstrates that it was materially prejudiced by such failure. In the event a claim or demand is made by a party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount (the “Claim Notice”). The Indemnitor shall notify the Indemnitee within fifteen (15) days after receipt of the Claim Notice whether the Indemnitor will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of Indemnitee, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense thereof, and Indemnitee shall cooperate with Indemnitor in connection therewith, provided that if Indemnitor undertakes such defense: (i) Indemnitor shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnitee or settle such action without first obtaining the consent of Indemnitee, except for settlements solely covering monetary matters for which Indemnitor has acknowledged responsibility for payment; (ii) Indemnitor shall permit Indemnitee (at Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by Indemnitee; and (iii) Indemnitor shall agree promptly to reimburse Indemnitee for the full amount of any loss resulting from such claim and all related expenses incurred by Indemnitee, except for those costs expressly assumed by the Indemnitee hereunder. The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. The Indemnitor’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnitor may have against Indemnitee or any third party. So long as Indemnitor is reasonably contesting any such claim in good faith, Indemnitee shall not pay or settle any such claim. If Indemnitor does not notify Indemnitee within fifteen (15) days after receipt of Indemnitee’s Claim Notice that it elects to undertake the defense thereof, Indemnitee shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnitor (provided that the Indemnitor shall not be required to pay Indemnitee's expenses for the defense, settlement or compromise of claims which are not covered by Indemnitor’s obligations this Section 5.3).

(d) Limitations on Indemnification. The Parties’ rights to indemnification hereunder are subject to the following limitations:

(i) The maximum aggregate amount of Damages that may be recovered from the Company on the one hand or the Parent and Merger Sub on the other hand pursuant to this Section 5.3 shall not exceed $1,000,000.

(ii) Any claim for indemnification hereunder may not be pursued and is hereby irrevocably waived upon and after the Closing Date.

(iii) The Company and its Members may only seek indemnification hereunder against Parent and Merger Sub and Parent and Merger Sub may only seek indemnification hereunder against the Company. The Parties hereby irrevocably waive in perpetuity any and all claims for indemnification hereunder against the officers, directors and affiliated entities of the other Party hereto, as well as any and all claims for indemnification hereunder against the Trust Fund and all other entities controlled by Parent, Company or their officers and directors.

(e) Exclusive Remedy. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3, and, except as specifically set forth in Section 9.10, such indemnification rights shall be the exclusive remedies of the Parties with respect to any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parties hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise. Neither Company nor any of its affiliates, successors or permitted assigns, make any representation, warranty or covenant to Parent or Merger Sub or any of their affiliates, successors or permitted assigns, except as set forth in this Agreement. Consequently, neither Parent nor Merger Sub nor any of their affiliates, successors or permitted assigns may bring or otherwise maintain any claim, action or remedy against the Company or any of its affiliates, successors or permitted assigns, and no recourse shall be brought against any of them, by virtue of any claim or allegation of any representation, warranty or covenant not set forth in this Agreement.

5.4 Public Announcements.

Parent and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement.

5.5 Company Producers.

As promptly as practical following the date of this Agreement, and in any event within ten (10) Business Days, and in compliance with applicable Law, Parent and the Company shall develop a joint plan for the communication by the Company regarding the transactions contemplated by this Agreement (including the Merger) with the Company Producers.  Each Party must get the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) prior to initiating any communication with any Company Producers regarding the transactions contemplated by this Agreement (including the Merger).

5.6 Registration Statement.

(a) Simultaneously with the date of this Agreement or, if such date is impractical, promptly thereafter (but no later than thirty (30) days after the date of this Agreement), Parent shall file with the SEC a registration statement on Form S-4 (or other appropriate form) for the purpose of registering the Stock Consideration to be issued in the Merger (the “Registration Statement”), which shall include proxy materials for the purpose of , among other things, soliciting proxies from current holders of Parent Common Stock to approve and adopt this Agreement and the transactions contemplated hereby (the “Proxy Statement”). Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall use reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon after filing as practicable. Parent shall bear all expenses of the Registration Statement, including fees and expenses, if any, of a counsel or other advisors. In connection with the Registration Statement, each Member will furnish to Parent in writing such information with respect to the name and address of such Member and such other information as may be reasonably required for use in connection with the Registration Statement.

(b) Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective by the SEC or any supplement or amendment to the Registration Statement or Proxy Statement has been filed, or any request by the SEC for amendment of the Registration Statement or Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Registration Statement or Proxy Statement shall be filed without the approval of the Company, which approval shall not be unreasonably withheld. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Parent.

5.7 Reservation of Stock Consideration. Parent hereby agrees there shall be, or Parent shall cause to be, reserved for issuance and/ or delivery such number of shares of Common Stock as shall be required for issuance and delivery of the Stock Consideration. The Company covenants that it will authorize or cause to be authorized such number of shares of Common Stock as shall from time to time sufficient to issue the Stock Consideration.

5.8 Special Meetings; Proxy.

As promptly as practicable following the execution of this Agreement, Parent, acting through its board of directors, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Merger, including adjourning such meeting for up to thirty (30) Business Days to obtain such approval.  Parent shall (i) use reasonable best efforts to solicit the approval of this Agreement by the stockholders of Parent and (ii) include in the Proxy Statement (x) the board of directors’ declaration of the advisability of this Agreement and its recommendation to the stockholders of Parent that they adopt this Agreement and approve the Merger and (y) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement.1  Notwithstanding the foregoing, Parent may adjourn or postpones the Special Meeting as and to the extent required by applicable Law. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement, of which the Proxy Statement is a part, is declared effective by the SEC. The Company shall cooperate and assist Parent and its counsel in preparing the Proxy Statement and acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company, any Company Subsidiary and their respective management, operations and financial condition. The Company shall make its, and cause each Company Subsidiary to make its, managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, the Company shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved any information provided by the Company and its Members. If, prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company or any Company Subsidiary for inclusion in the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

1 Consider including charter amendment changing name

(b) promptly transmit any amendment or supplement to its stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. The Required Parent Vote shall have been obtained in accordance with the DGCL and the stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their conversion rights under Parent’s Certificate of Incorporation, as amended, to convert their shares of Common Stock into a cash payment from the Trust Fund.

(b) Antitrust Laws.  The applicable waiting period (and any extension thereof) under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals and Consents.  All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and all Consents from third parties that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made, including, without limitation, the consent of Columbus Bank and Trust Company.

(d) No Law.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(e) Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(f) Company Member Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Required Company Vote.

6.2 Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company and any Company Subsidiary set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty that is qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date).

(b) Agreements and Covenants.  The Company shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d) Secretary’s Certificate. The Company shall have delivered to Parent a true copy of the resolutions of the Board of the Company authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e) Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Burdensome Condition.  The Requisite Regulatory Approvals shall not have included or contained, or resulted in the imposition of, any Burdensome Condition.

(g) Required Company Vote and Dissenting Membership Interest.  The Required Company Vote shall have been obtained. No more than ten percent (10%) of the outstanding Membership Interest shall constitute Dissenting Membership Interest.

(h) Legal Opinion. Parent shall have received an opinion of the Company’s counsel, Foley & Lardner or Myers & Fuller, P.A., in form and substance reasonably satisfactory to Parent, addressed to Parent and Merger Sub, and dated as of the Closing Date.

(i) Lock Up Agreements. Parent shall have received Executive Lock Up Agreements and Entity Lock Up Agreements from each Parent Executive and Entity Equity Holder set forth in Section 1.8(b).

(j) Conversion. The stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their conversion rights under Parent’s Certificate of Incorporation, as amended, to convert their shares of Common Stock into a cash payment from the Trust Fund.

(k) Board of Directors. The officers and the Board of Directors of Parent and the Surviving Corporation shall be constituted as set forth in Section 1.8 hereof, effective as of the Effective Time.

(l) Waiver of Right of First Refusal.

(i) The Company shall have waived, in writing, its right of first option to purchase all of the Membership Interests being sold pursuant hereto, including, without limitation, its rights pursuant to Section 5.3 of the Member’s Agreement of the Company (the “Member’s Agreement”); and

(ii) All Members, including, without limitation, the holders of Dissenting Membership Interests, shall each have waived, in writing, their respective rights of first option to purchase all of the Membership Interests being sold pursuant hereto, including, without limitation, its rights pursuant to Section 5.4 of the Member’s Agreement of the Company or the relevant provision in the Member’s Agreement shall not be applicable with respect to the Merger or the transactions contemplated in connection therewith and such non-applicability has been agreed to in writing by such percentage of Membership Interests as is necessary to amend such provision of the Member’s Agreement.

(m) Waiver of Chairman Purchase Right. The Chairman of the Company shall have waived its right to purchase Membership Interests pursuant to Section 8.1 of the Member’s Agreement.

6.3 Conditions to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty that is qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date).

(b) Agreements and Covenants.  Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Parent of those persons currently on the Board of Parent who are not named as directors following the Effective Time in the Proxy Statement.

(c) Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

(d) Secretary’s Certificate. The Parent shall have delivered to the Company a true copy of the resolutions of the Board of Directors of the Parent authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e) Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Legal Opinion. The Company shall have received an opinion of the Parent’s and Merger Sub’s counsel, Ellenoff Grossman & Schole, LLP, in form and substance reasonably satisfactory to the Company, addressed to the Company, and dated as of the Closing Date.

(g) Board of Directors. The officers and the Board of Directors of Parent and the Surviving Corporation shall be constituted as set forth in Section 1.8 hereof, effective as of the Effective Time.

6.4 Frustration of Conditions.

Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Parent and Members of the Company (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Company and Parent, as duly authorized by the Board of Directors of Parent and the Board of the Company;

(b) by written notice by either Parent or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by the date that is the earlier of (A) six months from filing of the Registration Statement or (B) seven months from date of the Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent or the Company due to failure by Parent or Merger Sub, on one hand, or the Company or any Company Subsidiary, on the other hand, to fulfill any obligation under this Agreement;

(c) by written notice by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d) by written notice by Parent, if after following the procedures set forth in Section 4.1(c), Parent and Company are unable to resolve Parent’s objections to the reinsurance contract and lease.

(e) by written notice by Parent, if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.2 (a “Terminating Company Breach”);

(f) by written notice by the Company, if there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.3 (a “Terminating Parent Breach”);

(g) by written notice by either Parent or Company, if, at the Special Meeting (including any adjournment or postponement thereof at which this Agreement is voted upon), the Required Parent Vote is not obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent where the failure to obtain the Required Parent Vote shall have resulted from Parent’s breach of this Agreement;

(h)  by written notice by either Parent or Company, if the stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall have voted against the Merger and exercised their conversion rights under Parent’s Certificate of Incorporation, as amended, to convert their shares of Common Stock into a cash payment from the Trust Fund;

(i) by written notice by either Parent or Company if the Required Company Vote is not obtained, provided, that in the event of termination pursuant to this subsection, Company shall be obligated to pay Parent for all costs, expenses and fees incurred in connection with the transactions contemplated hereby, up to a maximum of $500,000 cash within three (3) business days of the date of such written notice from either Parent or Company;

(j) by written notice by either Parent or Company in the event more than five percent (5%) of Membership Interests are Dissenting Membership Interests;

(k) by written notice by Parent if the Closing conditions set forth in Section 6.2 have not been satisfied by the Company (or waived by Parent) by the date that is the earlier of (A) six months from filing of the Registration Statement or (B) seven months from date of the Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(k) shall not be available to Parent if Parent is in material breach of any representation, warranty or covenant contained in this Agreement; or

(l) by written notice by Company if the Closing conditions set forth in Section 6.3 have not been satisfied by Parent (or waived by Company) by the date that is the earlier of (A) six months from filing of the Registration Statement or (B) seven months from date of the Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(l) shall not be available to Company if Company is in material breach of any representation, warranty or covenant contained in this Agreement.

7.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except (i) as set forth in this Section 7.2 and in Section 7.3 and Article VIII and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any fraud or willful breach of this Agreement prior to termination.  Without limiting the foregoing, Section 4.2(b), Section 5.3, this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement.

7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, including this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated.  As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement and Registration Statement, the solicitation of the Required Parent Vote and all other matters related to the consummation of the Merger. Each Party shall, upon the request of the other Party, disclose the costs that such Party has incurred or anticipates to incur with respect to the Merger and the transactions contemplated herein.

(b) Notwithstanding the foregoing Section 7.3(a), Parent will reimburse the Company, up to and not to exceed $25,000, for audit expenses relating to the audit of 2007 Company Financials that exceed the amount of expense the Company incurred for its 2006 audit by Thomas Howell Ferguson.

7.4 Amendment.

This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective boards of directors and managers at any time prior to the Effective Time.  This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5 Waiver.

At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other Party with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1 Trust Fund Waiver. Reference is made to the final prospectus of Parent, dated October 4, 2007 (the “Prospectus”). The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and the underwriters listed in the Prospectus (with respect to such underwriters’ deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination. The Company agrees that the Company does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Company hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Parent, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

ARTICLE IX

MISCELLANEOUS

9.1 Survival.

The respective representations and warranties of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall terminate at the Effective Time. Any indemnity claim arising under Section 5.3 hereof shall expire and be waived in perpetuity as of the Effective Time. None of the covenants set forth in Article IV and Section 5.2 shall survive the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

9.2 Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)           if to the Company, to:

United Insurance Holdings LC
700 Central Avenue
Suite 302
St. Petersburg, Florida 33701
Attention: Gregory C. Branch, Chairman
Facsimile: ___________

with a copy to (but which shall not constitute notice to the Company):

Attention: ____________
Facsimile: ____________

(ii)           if to Parent or Merger Sub, to:

FMG Acquisition Corp.
Four Forest Park
Second Floor
Farmington, Connecticut 06032
Attention: Gordon G. Pratt, Chairman
Facsimile: (860) 674-1163

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole, LLP
370 Lexington Avenue
New York, New York 10017
Attention:  Douglas Ellenoff, Esq.
Facsimile: (212) 370-7889

  9.3 Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign any or all of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

  9.4 Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York.  The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of Parent, Merger Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party.  Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (B) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

  9.6 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  9.7 Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge after due inquiry of Don Cronin, Nick Griffin, Eugene Hearn, Gregory C. Branch, Alec L. Pointevint, II and Melville Atwood Russell, II, and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry, and (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

  9.8  Entire Agreement.

This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Company Disclosure Schedule referred to herein, which exhibits and Company Disclosure Schedule are incorporated herein by reference and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

  9.9 Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

  9.10 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or the Parent or the Merger Sub in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VI, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

  9.11 Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party other than Sections 1.4 and 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).  Without limiting the foregoing, Section 1.4 hereof is intended to be for the benefit of the Members and may be brought by any Members or their representatives.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

UNITED INSURANCE HOLDINGS LC

By:	/s/ Gregory C. Branch
Name: Gregory C. Branch
Title: Chairman

FMG ACQUISITION CORP.

By:	/s/ Gordon G. Pratt
Name: Gordon G. Pratt
Title: Chairman and President

UNITED SUBSIDIARY CORP.

By:	/s/ Gordon G. Pratt
Name: Gordon G. Pratt
Title: Chairman and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]